EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in Item 6 “Selected Financial Data”, and to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121244) pertaining to the Educate, Inc. 2003 Omnibus Stock Incentive Plan and the Educate, Inc. 2004 Omnibus Stock Incentive Plan of our reports dated March 15, 2007 with respect to the consolidated financial statements and schedules of Educate, Inc., Educate, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Educate, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Baltimore, Maryland

March 15, 2007